UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

EMERSON RADIO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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[ ]	Fee paid previously with preliminary materials.

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(2)	Form, Schedule or Registration Statement No.:

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EMERSON RADIO CORP.
NINE ENTIN ROAD
P.O. BOX 430
PARSIPPANY, NEW JERSEY 07054-0430
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 13, 2007
Dear Stockholder:
     As a stockholder of Emerson Radio Corp., you are hereby given notice of and invited to attend in person or by proxy our 2007 Annual Meeting of Stockholders to be held at the offices of our counsel, Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on Thursday, December 13, 2007, at 10:00 a.m. (local time).
     At this year’s stockholders’ meeting, you will be asked to (i) elect ten directors to serve for a one-year term, (ii) ratify the appointment of Moore Stephens, P.C. as our independent registered public accountants for the fiscal year ending March 31, 2008 and (iii) transact such other business as may properly come before the meeting and any adjournment(s) thereof. Our Board of Directors unanimously recommends that you vote FOR the directors nominated and the ratification of Moore Stephens, P.C. Accordingly, please give careful attention to these proxy materials.
     Only holders of record of our common stock as of the close of business on November 9, 2007, are entitled to notice of and to vote at such meeting and any adjournment(s) thereof. Our transfer books will not be closed.
     You are cordially invited to attend the annual meeting. Whether you expect to attend the annual meeting or not, please vote, sign, date and return in the self-addressed envelope provided the enclosed proxy card as promptly as possible. If you attend the annual meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.
By Order of the Board of Directors,
Andrew L. Davis
Secretary
Parsippany, New Jersey
November 21, 2007
YOUR VOTE IS IMPORTANT.
PLEASE EXECUTE AND RETURN PROMPTLY THE
ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

EMERSON RADIO CORP.
Nine Entin Road
P.O. Box 430
Parsippany, New Jersey 07054-0430

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 13, 2007

To Our Stockholders:
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Emerson Radio Corp., a Delaware corporation, to be used at our Annual Meeting of Stockholders to be held at the offices of our counsel, Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on Thursday, December 13, 2007, at 10:00 a.m. (local time), or at any adjournment or adjournments thereof. Our stockholders of record as of the close of business on November 9, 2007, are entitled to vote at our annual meeting. We expect to begin mailing this proxy statement and the enclosed proxy card to our stockholders on or about November 21, 2007.
VOTING PROCEDURES AND REVOCABILITY OF PROXIES
     The accompanying proxy card is designed to permit each of our stockholders as of the record date to vote on each of the proposals properly brought before the annual meeting. As of the record date, there were 27,129,832 shares of our common stock, par value $.01 per share, issued and outstanding and entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote.
     The holders of a majority of our outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained. Assuming that a quorum is present, directors will be elected by a plurality vote and the ten nominees who receive the most votes will be elected. There is no right to cumulate votes in the election of directors. The ratification of the appointment of Moore Stephens, P.C. as our independent registered public accounting firm for the fiscal year ending March 31, 2008 will require the affirmative vote of a majority of the shares present and entitled to vote with respect to such proposal.
     Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. Abstentions,

but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a “no” vote on all other matters. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter. As of the record date, The Grande Holdings Limited (“Grande Holdings”) had the indirect power to vote approximately 57.6% of the outstanding shares of our common stock, and Grande Holdings has advised us that they intend to attend the annual meeting and intend to vote in favor of each of the proposals. As a result, we expect that we will have a quorum present at the annual meeting and that each of the proposals will be approved. Holders of our common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the annual meeting.
     The accompanying proxy card provides space for you to vote in favor of, or to withhold voting for: (i) the nominees for the Board of Directors and (ii) the ratification of the appointment of Moore Stephens, P.C. as independent registered public accountants of Emerson for the fiscal year ending March 31, 2008. Our Board of Directors urges you to complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid for mailing in the United States.
     When a signed proxy card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card will vote the shares in accordance with the stockholder’s instructions. The proxies we have designated for the stockholders are Greenfield Pitts and John D. Florian. If you desire to name another person as your proxy, you may do so by crossing out the names of the designated proxies and inserting the names of the other persons to act as your proxies. In that case, it will be necessary for you to sign the proxy card and deliver it to the person named as your proxy and for the named proxy to be present and vote at the annual meeting. Proxy cards so marked should not be mailed to us.
     If you sign your proxy card and return it to us and you have made no specifications with respect to voting matters, your shares will be voted FOR: (i) the election of the nominees for director and (ii) the ratification of the appointment of Moore Stephens, P.C. as our independent registered public accountants for the fiscal year ending March 31, 2008 and, at the discretion of the proxies designated by us, on any other matter that may properly come before the annual meeting or any adjournment(s).
     You have the unconditional right to revoke your proxy at any time prior to the voting of the proxy by taking any act inconsistent with the proxy. Acts inconsistent with the proxy include notifying our Secretary in writing of your revocation, executing a subsequent proxy, or personally appearing at the annual meeting and casting a contrary vote. However, no revocation shall be effective unless at or prior to the annual meeting we have received notice of such revocation.
     At least ten (10) days before the annual meeting, we will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the meeting. The list will be open for inspection during ordinary business hours at our offices located at Nine Entin Road, Parsippany, New Jersey 07054, and will also be made available to stockholders present at the meeting.

PROPOSAL I: ELECTION OF DIRECTORS
     Ten directors are proposed to be elected at the annual meeting. If elected, each director will hold office until the next annual meeting of our stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote.
     The ten nominees for election as directors to serve until our next annual meeting of shareholders and until their successors have been duly elected and qualified are Christopher Ho, Adrian Ma, Greenfield Pitts, Michael A.B. Binney, Eduard Will, W. Michael Driscoll, Mirzan Mahathir, David R. Peterson, Kareem E. Sethi and Norbert R. Wirsching. Seven of the nominees named in this proxy statement are members of our current Board of Directors. All nominees have consented to serve if elected and we have no reason to believe that any of the nominees named will be unable to serve. If any nominee becomes unable to serve, (i) the shares represented by the designated proxies will be voted for the election of a substitute as our Board of Directors may recommend, (ii) our Board of Directors may reduce the number of directors eliminate the vacancy or (iii) our Board of Directors may fill the vacancy at a later date after selecting an appropriate nominee.
     The current Board of Directors nominated the individuals named below for election to our Board of Directors, and background information on each of the nominees is set forth below See “Security Ownership of Certain Beneficial Owners and Management” for additional information about the nominees, including their ownership of securities issued by Emerson.

		Year
		First
		Became
Name	Age	Director	Principal Occupation or Employment
Christopher Ho	57	2006	Christopher Ho has served as our Chairman since July 2006. Mr. Ho is presently the Chairman of Grande Holdings, a Hong Kong based group of companies engaged in a number of businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and video products. Grande Holdings beneficially holds approximately 57.6% of our outstanding shares of common stock. Christopher Ho graduated with a Bachelor of Commerce degree from the University of Toronto in 1974. He is a member of the Canadian Institute of Chartered Accountants as well as a member of the Institute of Management Accountants of Canada. He is also a certified public accountant (Hong Kong) and a member of the Hong Kong Society of Accountants. He was a partner in international accounting firms before joining Grande Holdings and has extensive experience in corporate finance, international trade and manufacturing.

		Year
		First
		Became
Name	Age	Director	Principal Occupation or Employment
Adrian Ma	62	2006	Adrian Ma has served as our Chief Executive Officer since March 30, 2006 and served as our Chairman from March 30, 2006 through July 26, 2006. Mr. Ma continues to serve as a Director. Mr. Ma is presently a director of Grande Holdings. Mr. Ma has served as a director of Grande Holdings since January 15, 1999 and has more than 30 years experience as an Executive Chairman, Executive Director and Managing Director of various organizations focused primarily in the consumer electronics industry. Mr. Ma is also Director of Lafe Technology Ltd., Vice Chairman and Managing Director of Ross Group Inc. and Deputy Chairman of Sansui Electronics Co., Ltd.

Greenfield Pitts	57	2006	Greenfield Pitts has served as our Chief Financial Officer since February 2007 and a director since March 2006. Mr. Pitts has a 30-year background in international banking and was associated with Wachovia Bank, our present lender, for more than 25 years, with assignments in London, Atlanta and Hong Kong. From 1997 to 2006, he was in Hong Kong managing a joint venture between Wachovia and HSBC, then in Corporate Finance for Wachovia Securities.

Michael A.B. Binney	48	2005	Michael A.B. Binney has served as our Acting Group Controller since February 2007, President-International Sales since July 2006 and as a Director since December 2005. He is a fellow member of the Institute of Chartered Accountants in England and Wales and a fellow member of the Hong Kong Institute of Certified Public Accountants. He was a professional accountant for several years before joining the computer and electronics industry. He is currently also a Director of Grande Holdings, a Director of Lafe Technologies, Ltd., a company listed on the Singapore Exchange, as well as a Director of several other companies in Malaysia, Japan, Singapore and the United Kingdom.

Eduard Will	66	2006	Eduard Will has served as our Vice Chairman since October 2007 and a Director since July 2006. From July 2006 until October 2007, Mr. Will served as our President- North American Operations. Prior to becoming President- North American Operations, Mr. Will served as the Chairman of our Audit Committee from January 2006 through July 2006. Mr. Will has more than 37 years experience as a merchant banker, senior advisor and director of various public and private companies. Presently,

		Year First
		Became
Name	Age	Director	Principal Occupation or Employment
Eduard Will (continued)			Mr. Will is serving on the Board of Directors or acting as Senior Adviser to: Grande Holdings, KoolConnect Technologies Inc. and Integrated Data Corporation.

W. Michael Driscoll (1)	61	2006	W. Michael Driscoll has served as a Director since March 2006. Mr. Driscoll has more than 36 years experience as a director and executive officer of various public and private companies. Presently, Mr. Driscoll is CEO of Ithaca Technologies, LLC and serves on the Boards of Directors of IPC Corporation Ltd., Singapore, and Music Gear Incorporated, USA. Mr. Driscoll has also served as the Chairman of the Board of ThinSoft (Holdings) Ltd., Hong Kong and President and Chief Executive Officer of Dazzle Multimedia Corporation, Smith Corona Corporation, Austin Computer Systems, Inc. and Technology Applications, Ltd., Thailand.

Mirzan Mahathir	49	—	Mirzan Mahathir currently manages his investments in Malaysia and overseas while facilitating business collaboration in the region. Previously, Mr. Mahathir worked for IBM Corporation and Salomon Brothers. Since 1992, Mr. Mahathir has served as the Executive Chairman and President of Konsortium Logistik Berhad, a Malaysian logistic solutions provider listed on the Kuala Lumpar Stock Exchange. He is also the Chairman and CEO of Crescent Capital Sdn Bhd, a Malaysian investment holding and independent strategic and financial advisory firm which he founded. He is also the President of the Asian Strategy and Leadership Institute (ASLI), a leading organizer of business conferences, secretariat for business councils and public policy research centre. Currently, Mr. Mahathir holds directorships in Worldwide Holdings Berhad and AHB Holdings Berhad, companies listed on the Bursa Malaysia, and Lafe Technology Ltd., a company listed on the Singapore Exchange. He is also a member of the UN/ESCAP Business Advisory Council, the American Bureau of Shipping Southeast Asia Committee and the Wharton Business School Asian Executive Board.

(1)	Member of the Audit Committee

		Year First
		Became
Name	Age	Director	Principal Occupation or Employment
David R. Peterson	63	—	Mr. Peterson serves as a senior partner and Chairman of the Toronto law firm of Cassels Brock & Blackwell LLP, where he practices corporate/commercial law. Mr. Peterson also serves as Chancellor of the University of Toronto and a director of St. Michael’s Hospital, the Shaw Festival and the Toronto Community Foundation. He is a director of a number of public and private companies including Rogers Communications Inc., Ivanhoe Cambridge Inc., Industrielle-Alliance Life Assurance Company and Shoppers Drug Mart and was the Founding Chairman of the Toronto Raptors Basketball Club Inc. and Chapters Inc. Mr. Peterson is or was director or otherwise active with a number of charitable, educational and environmental organizations.

Kareem E. Sethi	30	—	Kareem E. Sethi has served as Managing Director of Streetwise Capital Partners, Inc. since 2003. From 1999 until 2003, Mr. Sethi served as Manager, Business Recovery Services of PricewaterhouseCoopers Inc.

Norbert R. Wirsching (1)	70	2006	Norbert R. Wirsching has served as a Director since July 2006. Mr. Wirsching is a consumer electronics industry veteran of 48 years. He has managed international public and private companies including; Director and CEO of Capetronic Group Ltd. Global, CEO of Polly Peck International PLC, Electronics Division, and Director of Polly Peck International PLC, London, Director Sansui Electric Company Ltd., Tokyo, Director of BSR International, Hong Kong/London and Chairman of BSR USA. Since retiring from the Capetronic Group Ltd. in 1994, he served as principal of N.R. Wirsching Enterprise, a consulting firm focussing on international public and private companies, as well as merger and acquisition services. He is involved in numerous philanthropic organizations and currently serves as Trustee of Wooster School, an independent private school in Connecticut.

(1)	Member of the Audit Committee

     Two of our current directors, Peter G. Bünger and Jerome Farnum, are not included on the nominee slate for election at our annual meeting. Background information with respect to these directors is set forth below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about such directors, including their ownership of securities issued by Emerson.

		Year
		First
		Became
Name	Age	Director	Principal Occupation or Employment
Peter G. Bünger (1)	66	1992	Peter G. Bünger has served as a consultant with Savarina AG, an entity engaged in the business of portfolio management monitoring in Zurich, Switzerland since 1990. Since October 1992, Mr. Bünger has served as a Director of Savarina AG. From 2002 to September 2006, he served as an independent consultant for Emerson’s manufacturing efforts in Europe, and from December 1996 through July 2005, Mr. Bünger served as a Director of Sport Supply Group, Inc. (“SSG”), which is quoted on the over the counter bulletin board (OTC: SSPY). Following the sale of Emerson’s issued and outstanding shares of common stock of SSG (approximately 53.2% ownership) in July 2005, Mr. Bünger resigned as a Director of SSG.

Jerome Farnum (2)	72	1992	Jerome H. Farnum has served as a Director since July 1992. Since July 1994, Mr. Farnum has been an independent consultant. For at least five years prior to July 1994, Mr. Farnum was a senior executive (in charge of legal and tax affairs, accounting, asset and investment management, foreign exchange relations and financial affairs) with several entities comprising the Fidenas group of companies, whose activities encompassed merchant banking, investment banking, investment management and corporate development.

(1)	As previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2007, Mr. Bünger resigned as a director, effective as of the date of our annual meeting, and advised us that he would not stand for reelection as a director at such meeting.

(2)	Mr. Farnum currently serves as a member of the Audit Committee. Mr. Farnum has retired as a director, effective as of the expiration of his term at our annual meeting.
Vote Required
     Directors will be elected by a plurality of the votes cast by the holders of our common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote for election of directors.
THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth, as of November 9, 2007, the beneficial ownership of (i) each current director; (ii) each nominee for director at our annual meeting; (iii) each of our executive officers named in the Summary Compensation Table (“executive officers”); (iv) our current directors and executive officers as a group; and (v) each stockholder known by us to own beneficially more than 5% of our outstanding shares of common stock. Common stock beneficially owned and percentage ownership as of November 9, 2007 were based on 27,129,832 shares outstanding. Except as otherwise noted, the address of each of the following beneficial owners is c/o Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054.

	Amount and Nature of
Name and Address of Beneficial Owners	Beneficial Ownership (1)	Percent of Class (1)
Christopher Ho (2)	15,634,482	57.6%
Adrian Ma	0	0%
Michael A. B. Binney (3)	16,667	*
Eduard Will (4)	16,667	*
John J. Raab (5)	0	*
John D. Florian	0	0%
Peter G. Bünger (6)	58,871	*
W. Michael Driscoll (7)	16,667	0%
Jerome H. Farnum (8)	50,000	*
Greenfield Pitts (9)	23,333	*
Norbert R. Wirsching (10)	9,333	*
Guy A. Paglinco (11)	0	0%
Mirzan Mahathir (12)	0	0%
David R. Peterson (12)	0	0%
Kareem E. Sethi (12)	0	0%
All Directors and Executive Officers as a Group (9 persons) (13)	15,826,020	58.3%

(*)	Less than one percent.

(1)	Based on 27,129,832 shares of common stock outstanding as of November 9, 2007. Each beneficial owner’s percentage ownership of common stock is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of November 9, 2007 have been exercised. Except as otherwise indicated, the beneficial ownership table does not include common stock issuable upon exercise of outstanding options, which are not currently exercisable within 60 days of November 9, 2007. Except as otherwise indicated and based upon our review of information as filed with the U.S. Securities and Exchange Commission (“SEC”), we believe that the beneficial owners of the securities listed have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	S&T International Distribution Ltd. (“S&T”) is the record owner of 15,634,482 shares of common stock (the “Shares”). As the sole stockholder of S&T, Grande N.A.K.S. Ltd. (“N.A.K.S.”) may be deemed to own beneficially the Shares. As the sole stockholder of N.A.K.S., Grande Holdings may be deemed to own beneficially the Shares. Mr. Ho has a beneficial interest in approximately 67% of the capital stock of Grande Holdings. By virtue of such interest and his position with Grande Holdings, Mr. Ho may be deemed to have power to vote and power to dispose of the Shares beneficially held by Grande Holdings. Information with respect to the ownership of these shares was obtained from a Schedule 13D/A filed on November 5, 2007.

(3)	Mr. Binney’s ownership consists of options to purchase 16,667 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of November 9, 2007. Mr. Binney also has options to purchase 8,333 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of November 9, 2007.

(4)	Mr. Will’s ownership consists of options to purchase 16,667 shares of our common stock pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of November 9, 2007. Mr. Will also has options to purchase 33,333 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of November 9, 2007. Mr. Will resigned from his position as our President-North American Operations and began to serve as our Vice Chairman, effective as of October 29, 2007.

(5)	Mr. Raab resigned as our Senior Vice President and Chief Operating Officer, effective August 31, 2007.

(6)	Mr. Bünger’s ownership consists of 33,871 shares of common stock directly owned by him and options to purchase 25,000 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of November 9, 2007.

(7)	Mr. Driscoll’s ownership consists of options to purchase 16,667 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of November 9, 2007. Mr. Driscoll also has options to purchase 33,333 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of November 9, 2007.

(8)	Mr. Farnum has options to purchase 50,000 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of November 9, 2007. Mr. Farnum also has options to purchase 25,000 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of November 9, 2007.

(9)	Mr. Pitts ownership consists of 15,000 shares of common stock directly owned by him and options to purchase 8,333 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of November 9, 2007. Mr. Pitts also has options to purchase 16,667 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of November 9, 2007.

(10)	Mr. Wirsching’s ownership consists of 1,000 shares of common stock directly owned by him and options to purchase 8,333 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of November 9, 2007. Mr. Wirsching also has options to purchase 16,667 shares of our common stock issued pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are not exercisable within 60 days of November 9, 2007.

(11)	Mr. Paglinco resigned as our Vice President and Chief Financial Officer, effective as of April 14, 2006.

(12)	Each of Messrs. Mahathir, Peterson and Sethi is a nominee for election as a director at our annual meeting.

(13)	See footnotes (2) through (11).

BOARD OF DIRECTORS AND COMMITTEES
Board of Directors and Committees
     Our business is managed under the direction of our Board of Directors. The Board of Directors meets periodically during our fiscal year to review significant developments affecting Emerson and to act on matters requiring Board of Director approval. The Board of Directors held 10 formal meetings during the fiscal year ended March 31, 2007 (“Fiscal 2007”) and also acted by unanimous written consent. During Fiscal 2007, each member of the Board of Directors participated in at least 75% of the aggregate of all meetings of the Board of Directors and the aggregate of all meetings of committees on which such member served, that were held during the period in which such director served during Fiscal 2007.
     During the period from the beginning of Fiscal 2007 until July 2006, the Board of Directors had three standing committees, the Audit Committee, the Compensation and Personnel Committee and the Nominating Committee. As of November 9, 2007, Grande Holdings beneficially owned an aggregate of 15,634,482 shares of our common stock, which represents approximately 57.6% of the shares of common stock currently outstanding. Accordingly, Emerson is a “controlled company,” as such term is defined in Section 801(a) of The American Stock Exchange Company Guide (the “Company Guide”). As a “controlled company,” Emerson is not required to comply with Sections 802(a), 804 or 805 of the Company Guide relating to independent directors, Board nominations and executive compensation, respectively.
     Under Section 802(a) of the Company Guide, we are exempt from the requirement that at least a majority of the directors on our Board of Directors be independent directors as defined in Section 121A of the Company Guide because we are a “controlled company,” as such term is defined in Section 801(a) of the Company Guide, and we do not maintain a board of directors comprised of a majority of independent directors that meet the definition of independence as set forth in the American Stock Exchange and SEC rules. Four of our nine current directors meet the definition of independence as established by the American Stock Exchange and SEC rules, and we expect that immediately following our annual meeting, three of our ten directors will meet such definition. As a result of its status as a “controlled company,” since July 2006, the Board of Directors has had only one standing committee, the Audit Committee. The functions of the Compensation and Personnel Committee and the Nominating Committee during the period from the beginning of Fiscal 2007 until July 2006, and the functions of the Audit Committee during Fiscal 2007 are described below. No member of any of any of such committees was an employee of Emerson while serving on such committee.
     The Board of Directors is responsible for the management and direction of Emerson and for establishing broad corporate policies. It has initiated actions consistent with the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the “SEC”) and the American Stock Exchange. The Board of Directors has determined that from the beginning of Fiscal 2007 through July 26, 2006, Messrs. Bünger, Driscoll, Farnum, Pitts and Will satisfied the independence standards of the American Stock Exchange and the SEC’s Rule 10A-3. The Board of Directors has determined that Messrs. Bünger, Driscoll, Farnum, Sethi and Wirsching currently satisfy all such definitions of independence. The Board of Directors has also determined that during the period from the beginning of Fiscal 2007 through July 26, 2006, Eduard Will constituted our “audit committee financial expert,” as such term is defined by the

SEC. As a result of the appointment of Mr. Will as our President-North American Operations in July 2006, the Board of Directors has determined that Mr. Driscoll currently constitutes our “audit committee financial expert” as such term is defined by the SEC. Emerson has a policy of encouraging, but not requiring, its Board members to attend annual meetings of stockholders. Last year, each of our directors, at such time, attended the annual meeting of stockholders.
      Audit Committee. Our Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, is presently comprised of Messrs. Driscoll (Chairman), Farnum and Wirsching. Since Mr. Farnum is not standing for reelection at our annual meeting, we expect that following our annual meeting, the Board will appoint Kareem E. Sethi to fill the vacancy created thereby. The Audit Committee is empowered by the Board of Directors to, among other things: (i) serve as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues; and (iv) provide the opportunity for direct communication among the independent accountants, financial and senior management and the Board of Directors. During Fiscal 2007, the Audit Committee performed its duties under a written charter approved by the Board of Directors and formally met ten times. A copy of our Audit Committee Charter is posted on our website: www.emersonradio.com on the Investor Relations page.
Report of the Audit Committee
     This report shall not be deemed “soliciting material” or incorporated by reference in any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either act.
     Through July 2006, the Audit Committee was comprised of Messrs. Will (Chairman), Farnum and Driscoll. Following Mr. Will’s appointment as our President-North American Operations in July 2006, Mr. Will resigned as Chairman and a member of the Audit Committee, and the Board of Directors appointed Mr. Driscoll as Chairman of the Audit Committee and appointed Mr. Greenfield Pitts as member of the Audit Committee. Following Mr. Pitts’ resignation as member of the Audit Committee in October 2006, the Board of Directors appointed Mr. Wirsching to the Audit Committee. All members of the Audit Committee have been determined to be independent as defined by the listing standards of the American Stock Exchange.
     In this context, the Audit Committee has reviewed the audited consolidated financial statements and has met and held discussions with management and Moore Stephens, P.C., Emerson’s independent registered accounting firm. Management has represented to the Audit Committee that Emerson’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Emerson’s independent auditors are responsible for performing an independent audit of Emerson’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit

Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the conduct of the audit of Emerson’s financial statements:
•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).
     The independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditors’ independence, and the Audit Committee discussed with the independent auditors their independence. This standard further requires the auditors to disclose annually in writing all relationships that, in the auditors’ professional opinion, may reasonably be thought to bear on their independence, confirm their perceived independence and engage in the discussion of independence.
     Based on the Audit Committee’s discussions with management and the independent registered accounting firm, as well as the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommendedto the Board of Directors that Emerson’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the Securities and Exchange Commission.
     The Audit Committee has selected Moore Stephens, P.C. to be retained as Emerson’s independent registered accounting firm to conduct the annual audit and to report on, as may be required, the consolidated financial statements that may be filed by Emerson with the SEC during the ensuing year.
Members of the Audit Committee
W. Michael Driscoll (Chairman)
Jerome H. Farnum
Norbert R. Wirsching

     Compensation and Personnel Committee. The Compensation and Personnel Committee was comprised of Messrs. Bünger and Farnum and (i) made recommendations to the Board of Directors concerning remuneration arrangements for senior executive management; (ii) administered our stock option plans and (iii) made such reports and recommendations, from time to time, to the Board of Directors upon such matters as the Compensation and Personnel Committee may deem appropriate or as may be requested by the Board of Directors. The Compensation and Personnel Committee did not formally meet during Fiscal 2007. Under Section 805 of the Company Guide, we are exempt from the requirement to have the compensation of our executives determined by a compensation committee comprised solely of independent directors or by a majority of the board’s independent directors because we are a “controlled company,” as such term is defined in Section 801(a) of the Company Guide. As a result, in July 2006, we disbanded the Compensation and Personnel Committee.
      Nominating Committee. The Nominating Committee was comprised of Messrs. Bünger and Farnum and was empowered by the Board of Directors to, among other functions: (i) recommend to the Board of Directors qualified individuals to serve on our Board of Directors and (ii) identify the manner in which the Nominating Committee evaluates nominees recommended for the Board of Directors. Our Nominating Committee did not formally meet during Fiscal 2007. Under Section 804 of the Company Guide, we are exempt from the requirement to have director nominees selected by a nominating committee comprised entirely of independent directors or by a majority of the independent directors because we are a “controlled company,” as such term is defined in Section 801(a) of the Company Guide. As a result, in July 2006, we disbanded the Nominating Committee and the full Board of Directors will participate in the consideration of director nominees in the future.
     Procedures for Considering Nominations Made by Stockholders. Nominations for election to the Board of Directors may be made by our Board of Directors or by any stockholder of any outstanding class of our capital stock entitled to vote for the election of directors. The following procedures shall be utilized in considering any candidate for election to the Board of Directors at an annual meeting, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. A nomination must be delivered to our Secretary at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. A nomination notice must set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) information that will enable our Board of Directors to determine whether the candidate satisfies the minimum criteria and any additional criteria established by our Board of Directors.
     Qualifications. Our Board of Directors has adopted guidelines describing the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee (i) must satisfy any legal requirements applicable to members of the Board of Directors; (ii) must have business, professional or other experience that will enable such nominee to provide useful input to the Board of Directors in its deliberations; and (iii) must have knowledge of the types of responsibilities expected of members of the board of directors of a public company.
     Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board of Directors will be identified from all available sources, including recommendations made by stockholders, members of our management and members of our Board of Directors. Our Board of Directors has a policy that there will be no differences in the manner in which our Board of Directors evaluates nominees recommended by stockholders and nominees recommended by it or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board of Directors. The evaluation process for individuals other than existing members of the Board of Directors will include a review of the information provided to the Board of Directors by the proponent and a review of such other information as the Board of Directors shall determine to be relevant.
     Third Party Recommendations. In connection with the Annual Meeting, the Board of Directors did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of our common stock for at least one year.
Process for Sending Communications to the Board of Directors
     The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to the Company’s Secretary and should be sent to such individual at c/o Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board of Directors, upon the Secretary’s receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.
Codes of Ethics
     We have adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”) that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer,

Controller and Treasurer. This Code of Ethics was established with the intention of focusing Senior Financial Officers on areas of ethical risk, providing guidance to help them recognize and deal with ethical issues, providing mechanisms to report unethical conduct, fostering a culture of honesty and accountability, deterring wrongdoing and promoting fair and accurate disclosure and financial reporting.
     We have also adopted a Code of Conduct for Officers, Directors and Employees of Emerson Radio Corp. and Its Subsidiaries (“Code of Conduct”). We prepared this Code of Conduct to help all officers, directors and employees understand and comply with our policies and procedures. Overall, the purpose of our Code of Conduct is to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Conduct; and (v) accountability for adherence to the Code of Conduct.
     The Code of Ethics and the Code of Conduct are posted on our website: www.emersonradio.com on the Investor Relations page. If we make any substantive amendments to, or grant any waiver (including any implicit waiver) from a provision of the Code of Ethics or the Code of Conduct, and that relates to any element of the Code of Ethics definition enumerated in Item 406 (b) of Regulation S-K, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

EXECUTIVE OFFICERS
     The following table sets forth certain information regarding the current executive officers of Emerson:

			Fiscal Year
Name	Age	Position	Became Officer
Christopher Ho	57	Chairman and Director	2006
Adrian Ma	63	Chief Executive Officer and Director	2006
Eduard Will	65	Vice Chairman and Director	2006
Greenfield Pitts	57	Chief Financial Officer and Director	2007
Michael A.B. Binney	47	President-International Sales and Director	2005
John Spielberger	44	President-North American Operations	2007
Christopher Ho has served as our Chairman since July 2006. See Mr. Ho’s biographical information above.
Adrian Ma has served as our Chief Executive Officer since March 30, 2006 and served as our Chairman from March 30, 2006 through July 26, 2006. Mr. Ma continues to serve as a director. See Mr. Ma’s biographical information above.
Eduard Will has served as our Vice Chairman since October 29, 2007, when he resigned from his position as President-North American Operations, a position which he had held since July 2006. Mr. Will has served as Director since January 2006. See Mr. Will’s biographical information above.
Greenfield Pitts has served as our Chief Financial Officer since February 2007 and a director since March 2006. See Mr. Pitts’ biographical information above.
Michael A.B. Binney has served as our President-International Sales since July 2006 and as a Director since December 2005. See Mr. Binney’s biographical information above.
John Spielberger has served as our President-North American Operations since October 29, 2007. From 1995 until 2007, Mr. Spielberger held a variety of positions with Sony BMG Music Entertainment Sales Co., an entertainment software sales and marketing distribution company Most recently, Mr. Spielberger served as Chief Financial and Operating Officer, and he also held the positions of Senior Vice President—Business Operations and Customer Relations Management from 2004 until 2007, Senior Vice President—Finance and Administration from 2003 to 2004, Senior Vice President—Finance from 2000 until 2003 and Vice President—Finance from 1995 until 2000. Prior to his tenure with Sony BMG Music Entertainment Sales Co., Mr. Spielberger served as Senior Director—Finance and Administration of Columbia Records Group, a recording company, and held several positions with RCA Records Label, a music company. Mr. Spielberger holds a Bachelor of Science degree in Business Management and Marketing from Cornell University and a Masters of Business Administration from the University of Michigan.

EXECUTIVE COMPENSATION
Compensation Committee Report
     Under the rules of the Securities and Exchange Commission, this report is not deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filings with the Securities and Exchange Commission.
     Our entire Board of Directors performs equivalent functions of a compensation committee since we are a “controlled company” and do not have a compensation committee. The Board of Directors has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Board of Directors recommends that the following Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Board of Directors
Christopher Ho
Adrian Ma
Eduard Will
Greenfield Pitts
Michael A. B. Binney
Peter G. Bünger
W. Michael Driscoll
Jerome H. Farnum
Norbert R. Wirsching
Compensation Discussion and Analysis
Introduction
     This discussion presents the principles underlying our executive officer compensation program. Our goal in this discussion is to provide the reasons why we award compensation as we do and to place in perspective the data presented in the tables that follow this discussion. The focus is primarily on compensation of our executive compensation for Fiscal 2007, but some historical and forward-looking information is also provided to put such year’s compensation information in context. The information presented herein relates to Christopher Ho, our Chairman, Adrian Ma, our Chief Executive Officer, Greenfield Pitts, our Chief Financial Officer and our three other most highly compensated executive officers, who are sometimes referred to in this proxy statement as our “named executive officers.” Messrs. Ho, Ma and Binney, however, did not receive any salary or other compensation from us in Fiscal 2007.
Compensation Philosophy and Objectives
     We attempt to apply a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premises that our success is dependent upon the efforts of each employee and that a cooperative, team-oriented environment is an essential part of our culture.

     Our compensation programs for our named executive officers are designed to achieve a variety of goals, including:
•	attracting and retaining talented and experienced executives;

•	motivating and rewarding executives whose knowledge, skills and performance are critical to our success;

•	aligning the interests of our executives and stockholders by motivating executives to increase stockholder value in a sustained manner; and

•	provide a competitive compensation package which rewards achievement of our goals.
Elements of Executive Officer Compensation
     Overview. Total compensation paid to our executive officers is influenced significantly by the need to attract and retain management employees with a high level of expertise and to motivate and retain key executives for our long-term success. Some of the components of compensation, such as salary, are generally fixed and do not vary based on our financial and other performance. Some components, such as bonus, stock options and stock award grants, are discretionary and are dependent upon the achievement of certain goals jointly agreed upon by our management and our Board of Directors. Furthermore, the value of certain of these components, such as stock options and stock awards, is dependent upon our future stock price. Our Board of Directors has indicated that it does not currently intend to grant new stock awards to our executive officer and employees. However, the Board of Directors does intend to grant stock awards to non-employee directors and may in the future change its current policy with respect to stock awards to executive officers and employees.
     We compensate our executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides executive officers a minimum base salary. Incentive bonus compensation is generally linked to the achievement of financial and business goals, and is intended to reward executive officers for our overall performance in reaching annual goals that would be agreed to by management and the Board of Directors; provided, however, that the bonus paid to Eduard Will, our former President — North American Operations and current Vice Chairman, in Fiscal 2007 was approved by our Chairman of the Board. Although we may utilize, stock options and grants of restricted stock in the future, we did not grant any stock options or restricted stock during Fiscal 2007 to any of our executive officers; provided, however, that Messrs. Pitts and Will did receive stock options during Fiscal 2007 in their capacities as non-employee directors prior to being named as executive officers. See “—Cash and Other Compensation.”
     We view the three components of our executive officer compensation as related but distinct. We do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on its historical practices with the individual and our view of individual performance and other information we deem relevant. Our Board of Directors has not engaged an outside consultant to assist the Board in the compensation process. Our management does review publicly available data with respect to executive compensation at peer group companies. The Board of Directors realizes that benchmarking our compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of compensation practices is useful. The Board of Directors has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. We have not reviewed wealth and retirement accumulation as a result of employment with us, and have only focused on compensation for the year in question.
     Base Salary. We pay our executive officers other than Messrs. Ho, Ma and Binney, a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program. We believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are established in part based on the individual position, responsibility, experience, skills and expected contributions during the coming year of the executive and their performance during the prior year. We also have sought to align base compensation levels comparable to our competitors and other companies in similar stages of development. We do not view base salaries as primarily serving our objective of paying for performance, but in attracting and retaining the most qualified executives necessary to run our business.
     Cash Incentive Bonuses. Consistent with our emphasis on pay-for-performance incentive compensation programs, our executives are eligible to receive annual performance bonuses or discretionary bonuses that must be approved by our Board of Directors; provided, however, that the bonus paid to Eduard Will, our former President — North American Operations and current Vice Chairman, in Fiscal 2007 was approved by our Chairman of the Board. The primary objective of our annual cash incentive bonuses is to motivate and reward our employees, including our named executive officers, for meeting our short-term objectives using a pay-for-performance program with objectively determinable performance goals. For Fiscal 2007, none of our named executive officers, except for Mr. Will, our former President-North American Operations and current Vice Chairman, received a cash bonus. We do not have a formal policy on the effect on bonuses of a subsequent restatement or other adjustment to the financial statements, other than the penalties provided by law.
     Equity Compensation. We review our equity compensation plans annually. Under our plans, employees are eligible for annual stock option and restricted stock award grants based on targeted levels and we have in the past granted stock options to our executive officers and employees. These options and grants are intended to produce value for each executive officer if (i) our stockholders derive significant sustained value; and (ii) the executive officer remains with us. We do not have any program, plan or obligation that requires us to grant equity compensation to any executive officer on specified dates. The authority to make equity grants to executive officers rests with the Board of Directors, although, as noted above, the Board of Directors does not currently intend to grant any new stock awards to our executive officers or employees. We did not grant any stock options or restricted stock awards during Fiscal 2007; provided, however, that Messrs. Pitts and Will did receive stock options during Fiscal 2007 in their capacities as non-employee directors prior to being named as executive officers. See “—Cash and Other Compensation.”

Severance and Change-in-Control Benefits.
     We do not provide to any of our executive officers any severance or change in control benefits in the event of termination or retirement, whether following a change-in-control or otherwise.
Employment Agreements.
     During Fiscal 2007, we had employment agreements with certain of our executive officers, each of which is described below.
     John J. Raab, who served as our Chief Operating Officer and Senior Executive Vice President from 1995 until August 2007, entered into a three-year employment agreement with us, effective September 1, 2001, which provided for an annual base salary of $250,000, which was increased to $257,500, effective April 1, 2002, and $275,000, effective April 1, 2003. By letter agreement, effective as of September 1, 2004, the term of the areement was extended through and including August 31, 2007 and Mr. Raab’s annual compensation was increased to $286,000, effective April 1, 2005. In addition to his base salary, Mr. Raab was entitled to receive an additional annual performance bonus, subject to the final approval of our Board of Directors. If Mr. Raab were to have been terminated due to permanent disability, without cause or as a result of constructive discharge, the estimated dollar amount payable after March 31, 2007, to Mr. Raab, based on the terms of his contract, would have been $119,117. Mr. Raab’s contract was not extended and expired on August 31, 2007, at which time Mr. Raab retired as our Chief Operating Officer and Senior Executive Vice President.
     Eduard Will, who has served as our Vice Chairman since October 2007 and our President — North American Operations from July 2006 until October 2007, entered into an employment agreement with us on July 27, 2006, which provides for an annual base salary of $250,000, which was increased to $300,000, effective as of March 30, 2007. In addition to his base salary, Mr. Will may receive an additional annual performance bonus recommended by the Board of Directors. The initial term of the agreement expired on June 30, 2007. Following the end of the initial term of the agreement (June 30, 2007), we have the right to terminate the agreement upon 90 days prior written notice and Mr. Will has the right to terminate the agreement upon 30 days prior written notice. In addition, during the initial term, Mr. Will had the right to terminate the agreement upon 90 days prior written notice. We are currently preparing an amendment to the agreement to reflect Mr. Will’s change in title and duties as Vice Chairman.
     Greenfield Pitts, our Chief Financial Officer, entered into an employment agreement with us on April 3, 2007, which provides that Mr. Pitts shall serve as our Chief Financial Officer through March 31, 2008. Following the end of the initial term of the agreement (March 31, 2008), we have the right to terminate the agreement upon 90 days prior written notice and Mr. Pitts has the right to terminate the agreement upon 30 days prior written notice. In addition, during the initial term, Mr. Pitts has the right to terminate the agreement upon 90 days prior written notice. The agreement provides for an annual base salary of $250,000. In addition to his base salary, Mr. Pitts may receive a discretionary bonus at the end of our fiscal year recommended by the Board of Directors.

     In October 2007, we entered into an employment agreement with John Spielberger, our President-North American Operations, which provides that Mr. Spielberger shall serve as our President-North American Operations from October 29, 2007 through October 31, 2008. Following the end of the initial term of the agreement (October 31, 2008), we have the right to terminate the agreement upon 90 days prior written notice and Mr. Spielberger has the right to terminate the agreement upon 30 days prior written notice. In addition, during the initial term, Mr. Spielberger has the right to terminate the agreement upon 90 days prior written notice. The agreement provides for annual compensation of $250,000. In addition to his base salary, Mr. Spielberger may receive a discretionary bonus at the end of our fiscal year recommended by the Board of Directors.
     Benefits. The executive officers participate in all of our employee benefit plans, such as medical and 401(k) plan, on the same basis as our other employees.
     Perquisites. Our use of perquisites as an element of compensation is very limited. We do not view perquisites as a significant element of our comprehensive compensation structure.
The Process
     Employment terms, including compensation, are typically proposed to the Board of Directors by our Chairman and our Chief Executive Officer, and then considered and approved by the Board of Directors. For compensation decisions, including decisions regarding the grant of bonuses relating to executive officers (other than our Chairman and our Chief Executive Officer), the Board of Directors considers the recommendations of our Chairman and our Chief Executive Officer and includes them in their discussions, although no executive employees was granted a bonus in Fiscal 2007; provided, however, that the bonus paid to Eduard Will, our former President — North American Operations and current Vice Chairman, in Fiscal 2007 was approved by our Chairman of the Board.
Regulatory Considerations
     We account for the equity compensation expense for our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Cash and Other Compensation
     The following table, which should be read in conjunction with the explanations provided above, provides certain compensation information concerning our named executive officers for Fiscal 2007.
Summary Compensation Table

				Non-equity
				Incentive Plan	All Other
Name and	Fiscal		Option	Compensation	Compensation
Principal Position	Year	Salary($)	Awards($)(1)	($)(2)	($)(3)	Total ($)
Christopher Ho (4)	2007	—	—	—	—	—
Chairman of the Board

Adrian Ma (5)	2007	—	—	—	—	—
Chairman of the Board and Chief Executive Officer

Eduard Will (6)	2007	182,692	16,944	37,500	4,704	241,840
President -North American Operations and Vice Chairman

Greenfield Pitts (7)	2007	19,231	3,430	—	—	22,661
Chief Financial Officer

John D. Florian (8)	2007	146,492	—	—	15,020	161,512
Deputy Chief Financial Officer

Guy Paglinco (9)	2007	33,250	58,669	—	1,647	93,566
Vice President and Chief Financial Officer

Michael A. B. Binney (10)	2007	—	12,996	—	—	12,996
President, -International Operations, Acting Group Controller

John J. Raab (11) Senior Executive	2007	291,500	59,328	—	20,141	370,969
Vice President and Chief Operating Officer

(1)	Represents the expense to us pursuant to FAS 123(R) for the respective year for stock options granted as long-term incentives pursuant to our 2004 Non-Employee Outside Director Stock Option Plan or our 2004 Employee Stock Option Plan. All options received by each of Messrs. Binney, Pitts and Will in the table above were received by such person as a non-employee director and prior to being named as an executive officer. The amount of option expense shown in the Summary Compensation Table for these three individuals is also included in “Directors Compensation” on page 17. Immediately following the adoption by our stockholders of an amendment to our 2004 Non-Employee Outside Director Stock Option Plan to increase the number of shares available for issuance thereunder from 250,000 to 500,000 shares in November 2006, each of Messrs. Pitts and Will received an option to purchase up to 25,000 shares of our common stock, each of whom began to serve as a director at a time when he was not an employee of ours and no additional shares were available under such plan. See notes to our financial statements for the fiscal years ended March 31, 2007, 2006 and 2005 for the assumptions used for valuing the expense under FAS 123(R).

(2)	Represents bonus paid for such fiscal year.

(3)	The dollar amounts shown under the heading “All other compensation” represent the incremental cost of all perquisites and other personal benefits to our named executive officers.

(4)	Mr. Ho was appointed as our Chairman in July 2006. Mr. Ho did not receive any salary or other compensation from us in Fiscal 2007.

(5)	Mr. Ma was appointed as our Chairman and Chief Executive Officer on March 30, 2006 upon the resignation of Geoffrey Jurick. Mr. Ma was replaced as our Chairman upon the appointment of Mr. Ho in July 2006. Mr. Ma did not receive any salary or other compensation from us in Fiscal 2007.

(6)	Mr. Will was appointed to serve as our President-North American Operations in July 2006 upon Mr. Jurick’s resignation from his position as our President. On March 30, 2007, Mr. Will’s annual base salary was increased to $300,000. Mr. Will resigned from his position as our President-North American Operations and began to serve as our Vice Chairman on October 29, 2007, at which time Mr. Spielberger began to serve as our President-North American Operations. Mr. Spielberger is entitled to annual base salary of $250,000.

(7)	Mr. Pitts was appointed as our Chief Financial Officer in February 2007.

(8)	Mr. Florian was appointed as our Deputy Chief Financial Officer upon the resignation of Mr. Paglinco from his position as Vice President and Chief Financial Officer in April 2006, and was appointed as our Principal Financial Officer and Principal Accounting Officer in June 2006. Mr. Florian ceased to serve as our Deputy Financial Officer, Principal Financial Officer and Principal Accounting Officer upon the appointment of Mr. Pitts as our Chief Financial Officer in February 2007, at which time Mr. Florian became our Chief Financial Officer, Emerson North American Operations.

(9)	Mr. Paglinco resigned as our Vice President and Chief Financial Officer effective April 14, 2006.

(10)	Mr. Binney was appointed to serve as our Acting Group Controller in February 2007, and as our President-International Operations in July 2006 upon Mr. Jurick’s resignation from his position as our President. Mr. Binney did not receive any salary or other compensation from us in Fiscal 2007.

(11)	Mr. Raab retired as our Vice President and Chief Financial Officer effective August 31, 2007.
Plan-Based Awards
Option and Stock Award Grants in Fiscal 2007
     We did not grant any awards under any plan to any named executive officers during Fiscal 2007, other than our grant to each of Messrs. Pitts and Will of an option to purchase 25,000 shares of our common stock under our 2004 Non-Employee Outside Director Stock Option Plan in his capacity as a non-employee director and prior to being named an executive officer. See “—Cash and Other Compensation.”
Stock Option Exercises and Stock Vested
     The following table provides certain information with respect to option exercises for each of the our named executive officers during Fiscal 2007. We do not have any outstanding stock appreciation rights.

Option Exercises and Stock Vested

Option Awards
Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise($)(1)
Christopher Ho (2)	—	—
Adrian Ma (3)	—	—
Eduard Will (4)	—	—
Greenfield Pitts (5)	—	—
John Florian (6)	—	—
Guy A Paglinco (7)	30,000	$97,650
Michael A.B. Binney (8)	—	—
John J. Raab (9)	—	—

(1)	Represents the difference between the market price of the underlying securities at exercise of the option and the exercise price of the option.

(2)	Mr. Ho was appointed as our Chairman in July 2006.

(3)	Mr. Ma was appointed as our Chairman and Chief Executive Officer on March 30, 2006 upon the resignation of Mr. Jurick. Mr. Ma was replaced as our Chairman upon the appointment of Mr. Ho in July 2006.

(4)	Mr. Will was appointed to serve as our President-North American Operations in July 2006 upon Mr. Jurick’s resignation from his position as our President. Mr. Will resigned from his position as our President-North American Operations and began to serve as our Vice Chairman on October 29, 2007, at which time Mr. Spielberger began to serve as our President-North American Operations.

(5)	Mr. Pitts was appointed as our Chief Financial Officer in February 2007.

(6)	Mr. Florian was appointed as our Deputy Chief Financial Officer upon the resignation of Mr. Paglinco from his position as Vice President and Chief Financial Officer in April 2006 and as our Principal Financial Officer and Principal Accounting Officer in June 2006. Mr. Florian ceased to serve as our Deputy Financial Officer, Principal Financial Officer and Principal Accounting Officer upon the appointment of Mr. Pitts as our Chief Financial Officer in February 2007, at which time Mr. Florian became our Chief Financial Officer, Emerson North American Operations.

(7)	Mr. Paglinco resigned as our Vice President and Chief Financial Officer effective April 14, 2006.

(8)	Mr. Binney was appointed to serve as our Acting Group Controller in February 2007, and as our President -International Operations in July 2006 upon Mr. Jurick’s resignation from his position as our President.

(9)	Mr. Raab retired as our Senior Vice President and Chief Operating Officer effective August 31, 2007.

Outstanding Equity Awards at Fiscal Year End
     The following table provides certain information concerning outstanding equity awards held by each of our named executive officers at March 31, 2007.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Christopher Ho (1)	0	0	—	—
Adrian Ma (2)	0	0	—	—
Eduard Will (3)	8,333	16,667	3.07	1/31/16

	0	25,000	3.19	11/21/16
Greenfield Pitts (4)	0	25,000	3.19	11/21/16
John Florian (5)	0	0	—	—
Guy A Paglinco (6)	20,000	0	2.62	6/13/07
Michael A.B. Binney (7)	8,333	16,667	3.23	12/9/15
John J. Raab (8)	66,667	33,333	2.96	10/19/14

(1)	Mr. Ho was appointed as our Chairman in July 2006.

(2)	Mr. Ma was appointed as our Chairman and Chief Executive Officer on March 30, 2006 upon the resignation of Mr. Jurick. Mr. Ma was replaced as our Chairman upon the appointment of Mr. Ho in July 2006.

(3)	Mr. Will was appointed to serve as our President-North American Operations in July 2006 upon Mr. Jurick’s resignation from his position as our President. Mr. Will resigned from his position as our President-North American Operations and began to serve as our Vice Chairman on October 29, 2007, at which time Mr. Spielberger began to serve as our President-North American Operations.

(4)	Mr. Pitts was appointed as our Chief Financial Officer in February 2007.

(5)	Mr. Florian was appointed as our Deputy Chief Financial Officer upon the resignation of Mr. Paglinco from his position as Vice President and Chief Financial Officer in April 2006 and as our Principal Financial Officer and Principal Accounting Officer in June 2006. Mr. Florian ceased to serve as our Deputy Financial Officer, Principal Financial Officer and Principal Accounting Officer upon the appointment of Mr. Pitts as our Chief Financial Officer in February 2007, at which time Mr. Florian became our Chief Financial Officer, Emerson North American Operations.

(6)	Mr. Paglinco resigned as our Vice President and Chief Financial Officer effective April 14, 2006.

(7)	Mr. Binney was appointed to serve as our Acting Group Controller in February 2007, and as our President -International Operations in July 2006 upon Mr. Jurick’s resignation from his position as our President.

(8)	Mr. Raab retired as our Senior Vice President and Chief Operating Officer effective August 31, 2007.

Compensation of Directors
     During Fiscal 2007, our directors who were not employees (“Outside Directors”), specifically Messrs. Binney, Pitts and Will (until their employment with us in July 2006, February 2007 and July 2006, respectively) and Messrs. Bünger, Farnum, Driscoll and Wirsching were paid $45,000, $42,500, $18,333, $45,000, $50,000, $53,334 and $32,083 respectively, for serving on the Board of Directors and on our various committees during the period. Outside Directors are each paid an annual director’s fee of $45,000. During Fiscal 2007, members of the Audit Committee were each paid an additional fee of $5,000 per annum, and as of the date of our annual meeting, will each be paid an additional fee of $10,000 per annum. The Chairman of the Audit Committee is paid an additional fee of $5,000 per annum. All directors’ fees are paid in four equal quarterly installments per annum. Directors who are our employees were not paid for their services as a director while an employee of ours during Fiscal 2007. Additionally, each director, who is not an employee, is eligible to participate in our 2004 Non-Employee Outside Director Stock Option Plan. Directors of Emerson are reimbursed their expenses for attendance at meetings. Further, we offer to provide health care insurance to each of our directors who is not an employee.
     In Fiscal 2007, Messrs. Driscoll, Farnum, Pitts, Will and Wirsching were granted stock options, pursuant to the 2004 Non-Employee Outside Director Stock Option Plan, to purchase 50,000, 25,000, 25,000, 25,000 and 25,000 shares of our common stock, respectively, at an exercise price of $3.19 per share. These options vest in equal installments over three years, commencing one year from the date of grant, and their exercise is contingent upon continued service as a member of our Board of Directors.
     During Fiscal 2007, Messrs. Driscoll, Farnum and Wirsching earned fees of $42,350, $16,100 and $19,600 respectively, for their services as members of a special committee of independent directors formed in November 2006 to evaluate a proposal by The Grande (Nominees) Limited, a subsidiary of Grande Holdings, to sell to us a 51% interest in Capetronic Group, Ltd., a consumer electronics manufacturer. Such fees are included in the Director Compensation table below. The special committee was disbanded in January 2007 after we were advised by The Grande (Nominees) Limited that it determined not to pursue, at such time, its proposal.
     In addition, our Board of Directors has agreed to pay Messrs. Driscoll, Farnum and Wirsching fees of $20,000 each for their services through December 31, 2007 in connection with the Audit Committee’s continuing independent review of certain related party transactions entered into by us, including our subsidiaries, with affiliates of Grande Holdings from December 2005 to the present, and internal controls related to such transactions. Such fees are not included in the Director Compensation table below.

     The following table provides certain information with respect to the compensation earned or paid to our Outside Directors during Fiscal 2007.
Directors Compensation

	Fees earned
	or paid in
Name	cash ($)	Option Awards ($)(1)	Total ($)
Michael A.B. Binney	$45,000	$12,996	$57,996
Eduard Will	$18,333	$16,944	$35,277
Greenfield Pitts	$42,500	$3,430	$45,930
Peter Bünger (3)	$45,000	$15,250	$60,250
Jerome Farnum (4)(5)	$66,100	$30,798	$96,898
Mike Driscoll (5)	$95,684	$5,985	$101,669
Norbert Wirsching (5)	$51,683	$3,430	$55,113

(1)	Represents the expense to us pursuant to FAS 123(R) for the respective year for stock options granted as long-term incentives pursuant to our 2004 Non-Employee Outside Director Stock Option Plan. See notes to our financial statements for the fiscal years ended March 31, 2007, 2006 and 2005 for the assumptions used for valuing the expense under FAS 123(R).

(2)	At March 31, 2007, Messrs. Binney, Will, Pitts, Bünger, Farnum, Driscoll and Wirsching had options to purchase 25,000, 50,000, 25,000, 25,000, 75,000, 50,000 and 25,000, shares of our common stock, respectively.

(3)	On October 25, 2007, Mr. Bünger resigned as a director, effective as of the date of our annual meeting, and advised us that he would not stand for reelection as a director at such meeting.

(4)	In connection with the expiration of Mr. Farnum’s term as a director as of the date of our annual meeting, we have agreed to pay for Mr. Farnum’s medical benefits for a period of two years following the date of our annual meeting at a rate of approximately $12,000 per year.

(5)	Does not include fees of $20,000 payable to each of Messrs. Farnum, Driscoll and Wirsching for services through December 31, 2007 in connection with the Audit Committee’s continuing independent review of certain related party transactions.
Equity Compensation Plan Information
     The following table gives information about our common stock that may be issued upon the exercise of options and rights under our 1994 Stock Compensation Program, 1994 Non-Employee Director Stock Option Plan, Emerson Radio Corp. 2004 Employee Stock Incentive Plan and 2004 Non-Employee Outside Director Stock Option Plan and exercise of warrants, as of March 31, 2007 (the “Plans”). The 1994 Plans expired in July 2004 and the remaining Plans are the only equity compensation plans in existence as of March 31, 2007.

	Number of securities to be	Weighted average exercise	Number of securities
	issued upon exercise of	price of outstanding	remaining available for
	outstanding options,	options, warrants and	future issuance under
	warrants and rights	rights	equity compensation plans
	(a)	(b)	(c)
Equity compensation plans approved by security holders	632,334	$3.09	2,380,000
Equity compensation plans not approved by security holders	100,000	4.00	—
Total	732,334	$3.21	2,380,000
Compensation Committee Interlocks and Insider Participation
     During Fiscal 2007, Christopher Ho, our Chairman, and Adrian Ma, our Chief Executive Officer participated in deliberations of our Board of Directors concerning executive officer compensation.
     None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Board of Directors during the Fiscal 2007.
Change in Control
     As disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006, a change in control of Emerson occurred on August 29, 2006, upon the acquisition (the “Share Acquisition”) by The Grande Group Limited, a Singapore corporation (“GGL”), of 13,700 shares (the “Shares”) of our common stock. As a result of the Share Acquisition, as of August 29, 2006, Grande Holdings, may be deemed to have beneficially owned an aggregate of 13,537,500 shares of common stock, which represented approximately 50.02% of the shares of common stock outstanding as of such date. As of November 9, 2007, Grande Holdings, may be deemed to have beneficially owned an aggregate of 15,634,482 shares of common stock, which represented approximately 57.6% of the shares of common stock outstanding as of such date.
     The Share Acquisition is one of a series of acquisitions of shares of our common stock by GGL and S&T International Disribution Ltd., a British Virgin Islands corporation (“S&T”), since December 5, 2005. Grande Holdings is (i) the sole parent of GGL and (ii) the sole parent of Grande N.A.K.S. Ltd (“N.A.K.S.”), a British Virgin Islands corporation and sole parent of S&T.
     On December 5, 2005, pursuant to an Agreement for the Sale and Purchase of Certain Shares in Emerson (the “Acquisition Agreement”), between Mr. Guttfried Ludwig Prentice Jurick, the former President and a former director of the Company, and S&T, S&T purchased from Mr. Jurick 10,000,000 shares of our common stock (the “S&T Shares”) in exchange for $26 million in cash and a convertible debenture issued by Grande Holdings with a face value of $26 million. The source of the funds that S&T used to pay the cash component of the purchase price was (i) Grande Holdings’ working capital/cash on hand and (ii) a term loan facility provided by ABN AMRO Bank N.V. (“ABN AMRO”), Hong Kong Branch in the amount of $26 million, under a facility agreement entered into by S&T, Grande Holdings and ABN AMRO, Hong Kong Branch. Grande Holdings guaranteed all of S&T’s obligations under the facility agreement. As additional security for its obligations, S&T (i) pledged and granted to ABN AMRO a security interest in the S&T Shares and (ii) assigned to ABN AMRO, by way of fixed security with first-ranking priority, enforceable upon an event of default, all of its rights under the Acquisition Agreement.
     From December 6, 2005 through August 28, 2006, Grande Holdings acquired an aggregate of 3,352,800 shares of our common stock (collectively, the “Additional Shares” and together with the Recent Shares, the “GGL Shares”), through open market purchases or privately-negotiated transactions. The total purchase price for the Additional Shares was approximately $11,494,275. The source of funds for the Additional Shares was the working capital of Grande Holdings.
     On August 29, 2006, GGL acquired the Shares through an open market purchase. The total purchase price for the Shares was approximately $41,957. The source of funds for the Shares was working capital of Grande Holdings.
     Since August 29, 2006, GGL transferred all of its shares of our common stock to S&T and S&T acquired an additional 2,096,982 shares of our common stock.
     S&T has the direct power to vote and direct the disposition of the S&T Shares. GGL has the direct power to vote and direct the disposition of the GGL Shares. As the sole parent of S&T, N.A.K.S. has the indirect power to vote and dispose of the S&T Shares held for the account of S&T. As the sole parent of N.A.K.S. and the sole parent of GGL, Grande Holdings has the indirect power to vote and dispose of the S&T Shares and the GGL Shares (collectively, the “Shares”) held for the account of S&T and GGL. As the owner of approximately 64% of the share capital of Grande Holdings, Barrican Investments Corporation (“Barrican”) has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. As the sole parent of Barrican, The Grande International Holdings Ltd (“Grande International”) has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. As the sole owner of Grande International, the Ho Family Trust has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. As the sole beneficiary of the Ho Family Trust, Christopher Ho Wing On has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. In such capacities, Grande Holdings, N.A.K.S. and Mr. Ho may be deemed to be the beneficial owners of the Shares held for the account of S&T and GGL.
     The information regarding the acquisition of the Shares and the beneficial holders of the Shares was derived from (i) the Statement on Schedule 13D, dated December 12, 2005, filed on behalf of S&T, N.A.K.S., Grande Holdings and Mr. Ho with the Securities and Exchange Commission, as amended, (ii) the Initial Statement of Beneficial Ownership of Securities on

Form 3, dated December 5, 2005, filed with the Securities and Exchange Commission on behalf of S&T, N.A.K.S., Grande Holdings, Grande International, Barrican, the Ho Family Trust and Mr. Ho and (iii) the Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the Securities and Exchange Commission on behalf of Grande Holdings, Grande International, Barrican, the Ho Family Trust and Mr. Ho from time to time since December 5, 2005.
Certain Relationships and Related Transactions
     On December 5, 2005, Grande Holdings purchased approximately 37% (10,000,000 shares) of our outstanding common stock from our former Chairman and Chief Executive Officer, Geoffrey P. Jurick. Since the initial purchase of common stock, Grande Holdings has increased its holdings of our common stock through open market and private purchases to approximately 57.6% of our outstanding common shares, as of November 9, 2007. On September 21, 2007, Grande Holdings acquired 1,853,882 shares pursuant to a stock purchase agreement with a stockholder who was formerly a beneficial owner of more than 5% of our outstanding common shares.
     In December 2005, Emerson sold to Sansui Electronics (UK), an affiliate of Grande (“Sansui”), the Company’s controlling stockholder, aging inventory then located in a warehouse in the United Kingdom. The purchase price was approximately $900,000 and represented the estimated net realizable value (after write downs) of the inventory. After further market price declines Sansui sold the inventory in 2006 and remitted payment owed to Emerson in the amount of $454,822.
     In the quarter ended December 31, 2006, Emerson recorded $33.1 million of net revenues and $50,000 of operating profit as a consequence of its participation in a “Black Friday” promotion of 42” plasma television sets by a major retailer. In this transaction, Emerson played several different roles. It assisted in the manufacturing of the product by providing financial assistance to the manufacturer of the television sets, Capetronic Display Limited (“Capetronic”), a subsidiary of Grande. This working capital support, which was provided on an unsecured basis, included (i) the deposit with Capetronic of approximately $6.7 million in order to assist Capetronic in purchases from its parts suppliers, (ii) the opening of approximately $22.1 million of letters of credit under its credit line with Wachovia Bank, for the benefit of Capetronic, which enabled Capetronic to purchase additional parts from its suppliers and (iii) the borrowing of monies under its credit line when the letters of credit were drawn down upon the delivery of the parts to Capetronic. In addition, Emerson purchased the television sets from Capetronic and resold them to a distributor. All amounts owed by Capetronic to Emerson relating to this transaction have been paid in full.
     In October 2006, Emerson entered into an agreement with a consumer electronics distributor (the “Licensee”), pursuant to which, among other things, Emerson agreed to grant the Licensee a license to distribute and sell LCD televisions (“LCD sets”) in North America under Emerson’s “H.H. Scott” brand name. The licensee has a distributor relationship with Grande Holdings. In the fiscal quarter ended December 31, 2006, the Licensee began selling 32” and 37” LCD sets to a major United States based retailer. Pursuant to the terms of the agreement with the licensee, Emerson was paid a royalty of $110,000 as a result of such sales through March 31,

2007. No sales of LCD televisions pursuant to this agreement occurred and no royalty was paid to Emerson under this agreement during the six month period ended September 30, 2007.
     During the third quarter of Fiscal 2007, Emerson provided unsecured financial assistance to Capetronic, Nakamichi Corporation (“Nakamichi”), Akai Electric (China) Co. Ltd. (“Akai”), and Sansui, each of which is a wholly-owned subsidiary of Grande Holdings, in the form of letters of credit and loans which aggregated approximately $22.0 million at December 31, 2006. In reviewing the documentation for certain of the letters of credit referred to above, Emerson determined that some of the parts for which letters of credit were opened were to be used for the manufacture of 27” and 42” television sets to be sold to the Licensee by Akai. Emerson had no direct or indirect interest in such sales, and Capetronic paid Emerson $57,000 as a fee for facilitating such transaction. As a result of such transaction, Emerson may have been deemed to be in breach of certain covenants contained in Emerson’s credit facility. The lender under the credit facility agreed to waive such breaches and Emerson and the lender negotiated an amendment to the credit facility. Emerson was required to pay $125,000 to the lender in connection with the amendment. Emerson has charged this amount back to Capetronic and $125,000 was paid to one of Emerson’s foreign subsidiaries on August 14, 2007 by Capetronic.
     On February 21, 2007, Capetronic, Nakamichi, Akai, and Sansui (collectively, the “Borrowers”), each of which is a wholly-owned subsidiary of Grande Holdings, jointly and severally, issued a promissory note (the “Note”) in favor of the Company in the principal amount of $23,501,514. The principal amount of the Note represented the outstanding amount owed to the Company as of February 21, 2007, as a result of certain related party transactions entered into between the Company and the Borrowers described above, including interest that had accrued from the date of such related party transactions until the date of the Note. Simultaneously with the execution of the Note, Grande Holdings executed a guaranty (the “Guaranty”) in favor of the Company pursuant to which Grande Holdings guaranteed payment of all of the obligations of the Borrowers under the Note in accordance with the terms thereof.
     Interest on the unpaid principal balance of the Note accrued at a rate of 8.25% per annum, commencing on February 21, 2007, until all obligations under the Note were paid in full, subject to an automatic increase of 2% per annum in the event of default under the Note in accordance with the terms thereof. Payments of principal and interest under the Note were to be made in nine installments from April 1, 2007 through June 3, 2007 in such amounts and on such dates as set forth in the Note, with all amounts of interest due under the Note scheduled to be paid with the final installment. As of June 3, 2007, all amounts due under the Note have been repaid.
     Since August 2006, Emerson has been providing to Sansui Sales PTE Ltd (“Sansui Sales”) and Akai Sales PTE Ltd (“Akai Sales”), both of which are subsidiaries of Grande Holdings, assistance with acquiring their product. Emerson issues purchase orders to third-party suppliers who manufacture this product, and Emerson issues sales invoices to Sansui Sales’ and Akai Sales’ at gross amounts for this product. Financing for this product is provided by Sansui Sales’ and Akai Sales’ customers in the form of transfer letters of credit to the suppliers, and goods are shipped directly from the suppliers to Sansui Sales’ and Akai Sales’ customers. Emerson recorded income totaling $95,000 for providing this service in the six months ended September 30, 2007. As of September 30, 2007, Akai Sales and Sansui Sales collectively owed Emerson $398,000 as a result of these transactions.

     In January 2006, we entered into an agreement with Grande Holdings pursuant to which we rent office space in Hong Kong and receive related office services from Grande Holding. The agreement expires in December 31, 2008, unless terminated earlier by either party upon three months prior written notice of termination by either party. For the fiscal year ended March 31, 2007, we incurred expenses to Grande Holdings of approximately $429,000. For the six month period ended September 30, 2007, we incurred expenses to Grande Holdings of approximately $193,000, including rent expense of approximately $78,000 and related office services expense of approximately $115,000.
     In May 2007, Emerson paid a $10,000 commission to Vigers Hong Kong Ltd (“Vigers”), a property agent and a subsidiary of Grande Holdings, related to the sale of a building owned by Emerson to an unaffiliated buyer for approximately $2,000,000. Upon the closing of the sale in September 2007, Emerson paid an additional $10,000 commission to Vigers.
     In June 2007 Emerson paid a one-time sales commission in the amount of $14,000 to an Executive Director of Grande Holdings, who is also Emerson’s President-International Sales and also a Director of Emerson. The commission was 50% of the net margin on a sale by Emerson to an unaffiliated customer.
     In May 2007, we entered into an agreement with Goldmen Electronic Co. Ltd. (“Goldmen”), pursuant to which we agreed to pay $1,682,220 in exchange for Goldmen’s manufacture and delivery to us of musical instruments in order for us to meet our delivery requirements of these instruments in the first week of September 2007. In July 2007, we learned that Goldmen had filed for bankruptcy and was unable to manufacture the musical instruments we had ordered. Promptly after we learned of Goldmen’s bankruptcy, Capetronic agreed to manufacture the musical instruments on substantially the same terms and conditions, including the price, as Goldmen had agreed to manufacture them. On July 12, 2007, we paid Tomei Shoji Limited, an affiliate of Grande Holdings, $125,000 to acquire from Goldmen and deliver to Capetronic the molds and equipment necessary for Capetronic to manufacture the musical instruments. On or about July 16, 2007, we made two upfront payments totaling $546,000 to Capetronic. On July 20, 2007, Capetronic advised us that it was unable to manufacture the musical instruments for us because it did not have the requisite governmental licenses to do so. Capetronic currently physically possesses the musical instrument molds owned by Emerson and owes Emerson $546,000 for the upfront advances made in anticipation of Capetronic’s manufacture of the instruments. In accordance with a Board resolution in February 2007 requiring review of related party transactions in excess of $500,000, the management Related Party Transaction Committee reviewed and approved this transaction. The transaction was also approved by the Audit Committee in July 2007.
     In June 2007, Emerson and Capetronic entered into an agreement pursuant to which Emerson has agreed to provide freight forwarding services to Capetronic. Pursuant to the agreement, Emerson has agreed to pay the costs of importation of Capetronic’s inventory on Capetronic’s behalf, arrange for the inventory to be received at a port of entry, cleared through the United States Customs Service using Emerson’s regularly engaged broker, and transfer the inventory to a common carrier as arranged by Capetronic’s customer. Pursuant to the agreement, if Capetronic’s customer fails to make such arrangements with a common carrier, Emerson is required to transfer the inventory to Emerson’s warehouse for storage or make other arrangements with a public warehouse. Following the transfer of Capetronic’s inventory, Emerson is required to provide next day delivery of all importation documents and bills of lading to Capetronic’s customer. In consideration for the foregoing, Capetronic has agreed to reimburse Emerson for all costs incurred by Emerson within thirty days of demand by Emerson, after which interest will accrue, and to pay Emerson a service fee of 12% of the importation costs. For the three months ended September 30, 2007, Emerson has billed Capetronic for the reimbursement of importation costs totaling $246,000 and a commission of $29,000. As of September 30, 2007, Capetronics owed $275,000 to Emerson under this agreement.
     The Company’s Audit Committee has received from an independent investigator a report with respect to certain of the related party transactions entered into by the Company, including its subsidiaries, with affiliates of Grande Holdings from December 2005 to the present, and is continuing its independent review into such transactions.
Future Transactions
     We have adopted a policy that all future affiliated transactions will be made or entered into on terms no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future affiliated transactions, must be approved by a majority of the independent outside members of our Board of Directors who do not have an interest in the transactions.
Director Independence
     We currently have nine directors, Christopher Ho, Adrian Ma, Greenfield Pitts, Michael A.B. Binney, Eduard Will, Peter G. Bünger, W. Michael Driscoll, Jerome H. Farnum and Norbert R. Wirsching. If all of the director nominees are elected at our annual meeting, immediately following our annual meeting, we will have ten directors, Christopher Ho, Adrian Ma, Greenfield Pitts, Michael A.B. Binney, Eduard Will, W. Michael Driscoll, Mirzan Mahathir, David R. Peterson, Kareem Sethi and Norbert R. Wirsching. Our Board of Directors has determined that each of that Messrs. Bünger, Driscoll, Farnum, Sethi and Wirsching are “independent” as defined under the American Stock Exchange listing standards.

COMPARISON OF CUMULATIVE TOTAL RETURN
Performance Graph
     The following graph shows a comparison of cumulative total returns on our common stock for the period April 1, 2002 to March 31, 2007, with the cumulative total return over the same period for the American Stock Exchange and a peer group of companies. Companies used for the peer group are Boston Acoustics, Inc., Cobra Electronics Corp., Concord Camera Corp., Koss Corp. and Pioneer Corporation. Boston Acoustics, Inc. merged with D&M Holdings in August 2005, and as a result was only included in the peer group index through 2005. In selecting companies to be part of the peer group, we focus on publicly traded companies that design and/or distribute consumer electronic products that have characteristics similar to ours in terms of one or more of the following: (i) type of product, (ii) distribution channels, (iii) sourcing or (iv) sales volume. The comparison assumes the investment of $100 in our common stock on April 1, 2002, and reinvestment of all dividends. The information in the graph was provided by Hemscott, Inc.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG EMERSON RADIO CORP.,
AMEX MARKET INDEX AND PEER GROUP INDEX

Company			Fiscal Year Ending
Index Market	3/28/2002	3/31/2003	3/31/2004	3/31/2005	3/31/2006	3/30/2007
Emerson Radio Corp.	100.00	533.33	296.12	272.87	289.92	248.06
Peer Group Index	100.00	107.42	152.16	94.73	74.64	62.86
AMEX Market Index	100.00	95.50	134.97	141.40	173.54	186.62

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The performance graph will not be deemed “soliciting material” or be incorporated by reference in any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate the graph by reference.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS, P.C.
AS THE INDEPENDENT REGISTERED ACCOUNTING FIRM OF EMERSON
FOR THE FISCAL YEAR ENDING 2008
     The Audit Committee has appointed Moore Stephens, P.C. as our independent registered accounting firm to audit our financial statements for the fiscal year ending March 31, 2008, and has further directed that management submit the selection of an independent registered accounting firm for ratification by our stockholders at the annual meeting. Stockholder ratification of the selection of Moore Stephens, P.C. is not required by our by-laws or otherwise. However, we are submitting the selection of Moore Stephens, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Moore Stephens, P.C. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it is determined that such a change would be in the best interests of Emerson and its stockholders.
     Representatives of the firm of Moore Stephens, P.C. are expected to be present at our annual meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
     In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our independent registered accounting firm, Moore Stephens, P.C., is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

➢	Audit Fees. Audit fees billed to us by Moore Stephens for the audit of the financial statements included in our Annual Reports on Form 10-K, and reviews by Moore Stephens of the financial statements included in our Quarterly Reports on Form 10-Q, for the fiscal years ended March 31, 2006 and 2007 totaled approximately $233,000 and $344,000, respectively.

➢	Audit-Related Fees. We were billed $0 and $2,900 by Moore Stephens for the fiscal years ended March 31, 2006 and 2007, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption Audit Fees above.

➢	Tax Fees. Moore Stephens billed us an aggregate of $64,000 and $0, for the fiscal years ended March 31, 2006 and 2007, respectively, for tax services, principally related to the preparation of income tax returns and related consultation.

➢	All Other Fees. We were billed $0 and $0 by Moore Stephens for the fiscal years ended March 31, 2006 and 2007, respectively, for permitted non-audit services, principally procedures in connection with the audit of our parent company’s consolidated financial statements for its fiscal year ended December 31, 2006, a portion of which will be credited to our audit fees for the audit of our financial statements for our fiscal year ended March 31, 2007.

     Applicable law and regulations provide an exemption that permits certain services to be provided by our outside auditors even if they are not pre-approved. We have not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.
Change in Accountants
     As previously reported in a Current Report on Form 8-K dated May 23, 2006, on May 17, 2006, we retained the services of Moore Stephens as our independent registered accounting firm to replace our former independent auditors, BDO Seidman, LLP (“BDO”), who resigned as our independent registered public accounting firm on March 7, 2006. BDO served as our independent registered public accounting firm since March 31, 2004.
     The engagement of Moore Stephens, P.C. and the replacement of BDO was approved by our Board of Directors on the recommendation of our Audit Committee. During our two most recent fiscal years ended March 31, 2007 and March 31, 2006, respectively, and any subsequent interim period to May 17, 2006, we did not consult with Moore Stephens regarding any matters noted in Item 304(a) of Regulation S-K. BDO provided tax services to us during the fiscal years ended March 31, 2005, 2006 and 2007 and is expected to continue to provide such services to us.
     There were no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or any events of the type listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K, involving BDO that occurred within our most recent fiscal year ended March 31, 2005. BDO’s report on our financial statements for the fiscal year ended March 31, 2005 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
     During the year ended March 31, 2005 and through March 7, 2006, there had been no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods.

     During the year ended March 31, 2005 and through March 7, 2006, there had been no reportable events as described in Item 304(a)(1)(v)(A) through (D) of Regulation S-K.
     We provided BDO with a copy of the disclosures made pursuant to the Form 8-K (which disclosures are consistent with the disclosures noted above) and BDO furnished us with a letter addressed to the SEC stating that it agrees with the statements made by us in the Form 8-K filing, a copy of which was filed as an exhibit to the Form 8-K.
Vote Required
     The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for the ratification of our independent registered accountants.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF MOORE STEPHENS, P.C. AS INDEPENDENT
AUDITORS OF EMERSON FOR THE FISCAL YEAR ENDING MARCH 31, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers, and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the Securities and Exchange Commission and the American Stock Exchange. All reporting persons are required to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a) of the Exchange Act.
     Based solely on our review of the copies of such forms received by us, the following reports were not filed on a timely basis during Fiscal 2007: Grande Holdings, Ltd., a beneficial owner or more than 10% of our outstanding shares of common stock, filed late nine Form 4’s with respect to nine transactions pursuant to which Grande Holdings, Ltd. purchased shares of our common stock during the period from April 13, 2006 through August 8, 2006; and John Florian, our former Principal Accounting Officer and Principal Financial Officer, filed late a Form 3 reporting that he became a “reporting person” within the meaning of Section 16(a) of the Exchange Act on June 6, 2006. Mr. Florian ceased to serve as our Principal Accounting Officer and Principal Financial Officer upon Mr. Pitts’ appointment as our Chief Financial Officer on February 19, 2007.
STOCKHOLDER COMMUNICATIONS AND PROPOSALS
     Our Board of Directors has established a procedure that enables stockholders to communicate in writing with members of our Board of Directors. Any such communication should be addressed to our Secretary and should be sent to such individual c/o Emerson Radio Corp., 9 Entin Road, Parsippany, New Jersey 07054. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Secretary’s receipt of such a communication, our Secretary will send a copy of such communication to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.
     Stockholder proposals to be presented at our Annual Meeting of Stockholders to be held in 2008, for inclusion in our proxy statement and form of proxy relating to that meeting, must be received by us at our offices located at 9 Entin Road, Parsippany, New Jersey 07054, addressed to the Secretary, on or before July 24, 2008. If, however, our 2008 Annual Meeting of Stockholders is changed by more than thirty (30) days from the date of the Annual Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials for the 2008 Annual Meeting of Stockholders. Such stockholder proposals must comply with our bylaws and the requirements of Regulation 14A of the Exchange Act. See “Election of Directors” for information on stockholder submissions of nominations for election to the Board of Directors.

     Rule 14a-4 of the Exchange Act governs our use of discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to our 2008 Annual Meeting of Stockholders, if we are not provided notice of a stockholder proposal prior to October 7, 2008, we will be permitted to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.
PERSONS MAKING THE SOLICITATION
     The enclosed proxy is solicited on behalf of our Board of Directors. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone, telegraph or fax. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our shares of common stock. We have retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact.
OTHER MATTERS
     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of Emerson.
FINANCIAL STATEMENTS
     A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. We filed an amendment to our Annual Report on Form 10-K in July 2007 in order to include certain information regarding our management, compensation and other matters. All of the information included in such amendment has been updated and is included in this proxy statement. A copy of our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2007, filed with the SEC, is available (excluding exhibits) without cost to stockholders upon written request made to Investor Relations, Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054-0430 or on-line at our web site: www.emersonradio.com.
By Order of the Board of Directors,
Andrew L. Davis
Secretary
November 21, 2007

EMERSON RADIO CORP.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2007
The undersigned hereby appoints Greenfield Pitts and John Florian, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Emerson Radio Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Emerson Radio Corp. to be held at the offices of our counsel, Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on Thursday, December 13, 2007, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
(Continued on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
EMERSON RADIO CORP.
December 13, 2007
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
— 21030000000000000000 0 121307
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW AND A VOTE “FOR” PROPOSAL NO.2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
1. To elect ten directors: NOMINEES: FOR ALL NOMINEES O Christopher Ho O Adrian Ma WITHHOLD AUTHORITY O Michael A.B. Binney FOR ALL NOMINEES O W. Michael Driscoll O Mirzan Mahathir FOR ALL EXCEPT O David R. Peterson (See instructions below)
O Greenfield Pitts
O Kareem E. Sethi
O Eduard Will
O Norbert R. Wirsching
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
FOR AGAINST ABSTAIN
2. To ratify the appointment of Moore Stephens, P.C. as the independent registered public accounting firm of Emerson Radio Corp. for the fiscal year ending March 31, 2008.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE. RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF. PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.